Exhibit (e)(18)

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of December 20, 2022, by and among invoX Pharma Limited, a private limited company under the laws of England and Wales (“Parent”), Fennec Acquisition Incorporated, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and F-star Therapeutics, Inc., a Delaware corporation (the “Company” and together with Parent and Purchaser, the “Parties”).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of June 22, 2022 (the “Merger Agreement”), by and among the Parties and Sino Biopharmaceutical Limited, a company organized under the laws of the Cayman Islands (“Guarantor”), as amended by that certain Amendment No. 1 to the Merger Agreement, dated as of November 20, 2022, by and among the Parties, and as further amended by that certain Amendment No. 2 to the Merger Agreement, dated as of December 19, 2022, by and among the Parties;

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement;

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, prior to the Effective Time (as defined in the Merger Agreement) the Merger Agreement may be amended with the approval of each of Parent, Purchaser, and the board of directors of the Company at any time (the “Requisite Parties”); and

WHEREAS, the Requisite Parties desire to amend the Merger Agreement pursuant to Section 9.1 of the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and therein, and for other good and valuable consideration, the Requisite Parties hereby agree as follows:

1. Amendment to Annex I of the Merger Agreement. Clause (f) of Annex I of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(f) (i) if a declaration or notification has been made to or requested by CFIUS with respect to the Transactions, (A) the CFIUS Action with respect to such declaration or notification has occurred or (B) the Parties have not received notification of any actual or threatened commencement of any Legal Proceeding, issuance of any order, or taking of any other action, by or on behalf of CFIUS that would seek to enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions and (ii) if any declaration, notification or report forms have been filed or are required to be filed with the applicable Governmental Body under any applicable Foreign Direct Investment Laws including the NSIA, with respect to the Transactions, the applicable consent, approval or clearance with respect to such declaration, notification or report has been obtained (each of the conditions in this clause “(f)”, the “Foreign Investment Condition”);”

2. Amendment to Section 8.4(a) of the Merger Agreement. Section 8.4(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) In the event that this Agreement is terminated by either Parent or the Company (i) pursuant to Section 8.1(c), if the issuance of the relevant order, decree or ruling, or the taking of the relevant action, is pursuant to any Foreign Direct Investment Law or (ii) pursuant to Section 8.1(b) or Section 8.1(e), if the failure of the Offer Acceptance Time to have occurred by the End Date (not taking into account whether the Minimum Condition is then satisfied) is a result of the failure to satisfy the Foreign Investment Condition on or before such date, then, the Company may elect to consummate the Equity Financing, which election may be made in the Company’s sole discretion, by delivering to Parent within ten business days of any such termination (the “Financing Election Period”), a written notice (the “Financing Election Notice”) of its decision to elect to consummate the Equity Financing, and thereupon, (A) no later than one business day after the Company’s delivery of the Financing Election Notice to Parent, the Company, Guarantor and Parent (or Parent’s applicable Affiliate(s)) shall execute and deliver the Securities Purchase Agreement in the form attached as Exhibit C (the “SPA”), (B) no later than five business days after the Company’s delivery of the Financing Election Notice to Parent, Parent shall pay, or cause one or more of its Affiliates to pay, to the Company an amount in cash equal to $12,000,000 pursuant to the SPA (the “Equity Financing”) out of the Restricted Bank Account, by wire transfer of same day funds and (C) promptly upon receipt of the Equity Financing, the Company shall issue Parent (or its applicable Affiliate(s)), pursuant to the SPA, shares of Company Common Stock in the amounts and in accordance with the terms of the SPA.”

3. No Other Amendments. Each future reference to “this Agreement” and other similar references set forth in the Merger Agreement shall refer to the Merger Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.

4. General Provisions. Article 9 of the Merger Agreement shall apply to this Amendment mutatis mutandis and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the Requisite Parties have caused this Amendment to be signed, all as of the date first written above.

PARENT:

INVOX PHARMA LIMITED

By:	/s/ Benjamin Toogood
Name:	Benjamin Toogood
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Requisite Parties have caused this Amendment to be signed, all as of the date first written above.

PURCHASER:

FENNEC ACQUISITION INCORPORATED

By:	/s/ Benjamin Toogood
Name:	Benjamin Toogood
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Requisite Parties have caused this Amendment to be signed, all as of the date first written above.

COMPANY:

F-STAR THERAPEUTICS, INC.

By:	/s/ Eliot Forster
Name:	Eliot Forster
Title:	CEO

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]